Cherry, Bekaert & Holland, L.L.P.	www.cbb.com
The Firm of Choice.

CERTIFIED PUBLIC
ACCOUNTANTS &
CONSULTANTS

Atlantic Center Plaza
1180 West Peachtree Street - Suite 1400
Atlanta, Georgia 30309
phone 404.209.0954
fax 404.767.3217

September 26, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Admiralty Holding Company's ("Admiralty") Form 8-K, dated September 25, 2007 and have the following comments:

1. We agree with the statements made in the first, fourth and fifth paragraphs.

2. We have no basis upon which to agree or disagree with the statements made in the second and sixth paragraphs.

3. The first sentence of the third paragraph states, in part, "During the fiscal years ended December 31, 2005 and 2004 and the subsequent period up through the date of resignation (August 30,2007), there were no disagreements with CBH." As a point of clarification, our last involvement with Admiralty was to conduct a review for the quarter ended September 30, 2006. No attestation services were performed as of or for any period subsequent to September 30, 2006 through the date of our resignation (August 30, 2007). We agree, however, that during performance of our procedures, there were no disagreements as described in the first sentence of the third paragraph.

4. The second sentence of the third paragraph refers to "the Company's two most recent fiscal years and the subsequent interim period through the date of CBH's resignation (August 30, 2007)". As a point of clarification, our last involvement with Admiralty was to conduct a review for the quarter ended September 30, 2006. We have not performed any attestation services as of or for any period subsequent to September 30, 2006 through the date of our resignation (August 30, 2007), including Admiralty's latest fiscal year ended December 31, 2006.We agree, however, that during performance of our procedures, there were no reportable events as described in the second sentence of the third paragraph.

5. We have no basis upon which to agree or disagree with the statements made in the seventh paragraph, except that we agree that Admiralty has requested us to furnish them a letter addressed to the SEC.

Yours truly,

/s/ Cherry, Bekaert & Holland, L.L.P.
CHERRY, BEKAERT & HOLLAND, L.L.P.